Exhibit 4(a)

Protective Life Insurance Company
Nashville, Tennessee
(A Stock Insurance Company)

GROUP FLEXIBLE PREMIUM DEFERRED {FIXED AND} VARIABLE ANNUITY CONTRACT
(Non-Participating)

        Protective Life Insurance Company agrees to provide the benefits described in this Contract. The Contract alone governs the rights of the parties. A copy of the Contract will be furnished with each Certificate issued. The Certificate is pages 3 and 4 of the document prepared for the Participant.

THIS IS A VARIABLE ANNUITY CONTRACT

AMOUNTS AVAILABLE UNDER THIS CONTRACT, INCLUDING THE CONTRACT VALUE, DEATH BENEFIT AND THE ANNUITY INCOME PAYMENTS, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE PROTECTIVE VARIABLE ANNUITY SEPARATE ACCOUNT, ARE VARIABLE. NO MINIMUM VALUE IS GUARANTEED FOR AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT.

RIGHT TO CANCEL

YOU HAVE THE RIGHT TO RETURN THIS CONTRACT. You may end your participation in the Contract within ten days after you receive it by returning the Contract and Certificate to our administrative office, or to the agent who sold it to you, with a written request for cancellation. Return by mail is effective on being post-marked, properly addressed and postage pre-paid. We will promptly return the Contract Value plus the sales charge and any premium tax or other amounts deducted from the Purchase Payments before they were applied to the Contract. The amount we return may be more or less than your Purchase Payments.

John D. Johns President	Deborah J. Long Secretary

THIS IS A LEGALLY BINDING CONTRACT
READ IT CAREFULLY

Administrative Office:
PROTECTIVE LIFE INSURANCE COMPANY
2801 Highway 280 South
P. O. Box 10648
Birmingham, Alabama 35202-0648
(800) 456-6330

This Page Intentionally left blank.

INSERT CORRECT DATA PAGE HERE

SCHEDULE—if issued to Contractholder
CERTIFICATE—if issued to Participant

TABLE OF CONTENTS

Definitions	7
Parties to the Contract	8
Company	8
Owner	8
Change of Owner	8
Beneficiary	8
Change of Beneficiary	8
Annuitant	8
Change of Annuitant	8
Payee	8
General Provisions	8
Entire Contract	8
Modification of the Contract	8
Incontestability	9
Assignment	9
Written Notice	9
Error in Age or Gender	9
Settlement	9
Receipt of Payment	9
Protection of Proceeds	9
Premium Tax	9
Non-Participating	9
Minimum Values	9
Application of Law	9
Reports	10
Purchase Payments	10
Purchase Payment	10
Allocation of Purchase Payments	10
No Default	10
Sales Charge	10
Sales Charge	10
Letter of Intent	10
Variable Account	10
General Description	10
Sub-Accounts of the Variable Account	11
Variable Account Value	11
Accumulation Unit Values	12
Transfers	12
Transfers	12
Dollar Cost Averaging	12
Surrenders	13
Full and Partial Surrenders	13
Suspension or Delay in Payment of Surrender	13

Death Benefit	13
Death of an Owner	13
Death of the Annuitant	13
Payment of the Death Benefit	14
Suspension of Payment	14
Annuitization	14
Annuity Commencement Date	14
Annuity Income Payments	14
Fixed Income Payments	14
Variable Income Payments	14
Annuity Unit Values	15
Selection of Annuity Option	15
Annuity Options	15
Minimum Amounts	16
Guaranteed Purchase Rates	16
Fixed Annuity Tables	17
Variable Annuity Tables	17

DEFINITIONS

Accumulation Unit:    A unit of measure used to calculate the value of a Sub-Account prior to the Annuity Commencement Date.

Age:    The age of a person on her or his last birthday.

Allocation Option:    Any account to which Net Purchase Payments may be allocated or Contract Value transferred under this Contract.

Annuity Commencement Date:    The date as of which the Contract Value, less any applicable premium taxes, is applied to an Annuity Option.

Annuity Option:    The payout option pursuant to which the Company makes annuity income payments.

Annuity Unit:    A unit of measure used to calculate the amount of the variable income payments.

Assumed Investment Return:    The assumed annual rate of return used to calculate the amount of the variable income payments.

Certificate:    The document the Company issues to evidence the Owner's participation in the Contract.

Contract Anniversary:    The same month and day as the Effective Date in each subsequent year of the Contract while this Certificate is in force.

Contract Holder:    The entity that holds a Contract under which Certificates may be issued.

Contract Value:    Prior to the Annuity Commencement Date, the Variable Account value attributable to a Certificate issued under this Contract.

Contract Year:    Any period of 12 months commencing with the Effective Date or any Contract Anniversary.

Effective Date:    The date as of which the initial Net Purchase Payment is credited to the Contract and the date the Contract takes effect with respect to an Owner. The Certificate is issued on the Effective Date.

Fund:    Any investment portfolio in which a corresponding Sub-Account invests.

Net Purchase Payment:    The Purchase Payment less the sales charge and any applicable premium taxes.

Purchase Payment:    The amount(s) paid by the Owner and accepted by the Company as consideration for the Owner's participation this Contract.

Sub-Account:    A separate division of the Variable Account.

Valuation Day:    Each day on which the New York Stock Exchange is open for business.

Valuation Period:    The period which begins at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next Valuation Day.

Variable Account:    The Protective Variable Annuity Separate Account, a separate investment account of Protective Life.

Written Notice:    A notice or request submitted in writing in a form satisfactory to the Company that is received at the Company's administrative office.

PARTIES TO THE CONTRACT

Company—Protective Life Insurance Company, also referred to as "Protective Life", "we", "us" and "our".

Owner—The person or persons who have been issued a Certificate and are entitled to exercise all rights and privileges provided in the Contract. Owners may exercise these rights and privileges without the consent of the Contract Holder. A Certificate may be issued to no more than two Owners. Individuals as well as non-natural persons, such as corporations or trusts, may be Owners. In this Contract the Owner is also referred to as "you" and "your".

Change of Owner—The Owner may be changed by Written Notice provided: (a) the new Owner's Age would not have prevented a purchase of this Certificate, including any attached optional benefit rider, on the Effective Date; and, (b) the new Owner attains Age {95} on or after the Annuity Commencement Date.

Beneficiary—The person or persons who may receive the benefits of this Contract upon the death of an Owner.

  Primary—The Primary Beneficiary is the surviving Owner, if any. If there is no surviving Owner, the Primary Beneficiary is the person or persons designated by the Owner and named in our records.

  Contingent—The Contingent Beneficiary is the person or persons designated by the Owner and named in our records to be Beneficiary if the Primary Beneficiary is not living.

If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Beneficiary will be the estate of the deceased Owner. If an Owner dies on or after the Annuity Commencement Date, the Beneficiary will become the new Owner.

Change of Beneficiary—Unless designated irrevocably, you may change the Beneficiary by Written Notice prior to the death of any Owner. An irrevocable Beneficiary is one whose written consent is needed before you can change the Beneficiary designation or exercise certain other rights.

Annuitant—The person or persons on whose life annuity income payments may be based. Owner 1 is the Annuitant unless the Owner designates another person as the Annuitant.

Change of Annuitant—You may change the Annuitant by Written Notice prior to the Annuity Commencement Date. However, if any Owner is not an individual the Annuitant may not be changed. You may not designate an Annuitant who attains Age {76} on or before the Effective Date or who will attain Age {95} earlier than the Annuity Commencement Date in effect when the change of Annuitant is requested.

Payee—The person or persons designated by the Owner to receive the annuity income payments under the Contract. The Annuitant is the Payee unless you designate another party as the Payee. You may change the Payee at any time.

GENERAL PROVISIONS

Entire Contract—This Contract and its attachments including the Certificate, the copy of your application and any endorsements, amendments and riders, constitute the entire agreement between you and us. All statements in the application shall be considered representations and not warranties.

Modification of the Contract—No one is authorized to modify or waive any term or provision of this Contract unless we agree to the modification or waiver in writing and it is signed by our President, Vice-President or Secretary. We reserve the right to change or modify the provisions of this Contract to conform to any applicable laws, rules or regulations issued by a government agency, or to assure continued qualification of the Contract as an annuity contract under the Internal Revenue Code. We will send you a copy of the endorsement that modifies the Contract, and where required we will obtain all necessary approvals, including yours.

Incontestability—We will not contest this Contract after it is issued.

Assignment—You have the right to assign your interest in this Contract. We do not assume responsibility for the assignment. Any claim made while the Contract is assigned is subject to proof of the nature and extent of the assignee's interest prior to payment.

Written Notice—All instructions under this Contract, and requests to change or assign a Certificate must be by Written Notice. The Written Notice is effective as of the date it was signed, however, we are not responsible for following any instruction or making any change or assignment before we actually receive the Written Notice.

Error in Age or Gender—When a Contract benefit, charge or fee is contingent upon any person's Age or gender, we may require proof of such. We may suspend payments until proof is provided. When we receive satisfactory proof, we will make the payments that were due during the period of suspension. Where the use of unisex mortality rates is required, we will not determine or adjust benefits or fees based upon gender.

If after proof of Age and gender (where applicable) is provided, it is determined that the information you furnished was not correct, we will adjust the benefits, charges and fees to those that would result based upon the correct information. After the adjustment, if we owe you we will pay the amount in a lump sum. If the error resulted in an overpayment or undercharge, we will deduct that amount from the Contract Value or may adjust any current or future payment due under the Contract. Amounts owed to either you or us will bear interest at an annual effective interest rate of {3%}.

Settlement—Benefits due under this Contract are payable from our administrative office and may be applied to any option we offer for such payments at the time the election is made. Unless directed otherwise by Written Notice, we will make payments according to the instructions contained in our records at the time the payment is made. We shall be discharged from all liability for payment to the extent of any payments we make.

Receipt of Payment—If any Owner, Annuitant, Beneficiary or Payee is incapable of giving a valid receipt for any payment, we may make such payment to whomever has legally assumed her or his care and principal support. Any such payment shall fully discharge us to the extent of that payment.

Protection of Proceeds—To the extent permitted by law and except as provided by an assignment, no benefits payable under this Contract will be subject to the claims of creditors.

Premium Tax—Premium taxes will be deducted, if applicable. Premium taxes may be deducted from the Purchase Payment(s) when accepted, from the Contract Value upon a full or partial surrender, from the death benefit, or amounts applied to an Annuity Option.

Non-Participating—This Contract does not share in our surplus or profits, or pay dividends.

Minimum Values—The values available under the Contract are at least equal to the minimum values required by the state where the Contract is delivered.

Application of Law—The provisions of the Contract are to be interpreted in accordance with the laws of the state of {Iowa}, with the Internal Revenue Code and with applicable regulations.

Reports—At least annually prior to the Annuity Commencement Date, we will send to you at the address contained in our records a report showing your current Contract Value and any other information required by law as of a date not more than 31 days prior to the mailing date.

PURCHASE PAYMENTS

Purchase Payments—All Purchase Payments are payable at our administrative office. They shall be made by check payable to Protective Life Insurance Company or by any other method we deem acceptable. Your initial Purchase Payment is shown on the Certificate.

Generally, we will accept additional Purchase Payments until the oldest Owner or Annuitant attains Age {86}. The minimum additional Purchase Payment we will accept is $100. The maximum aggregate Purchase Payment(s) we will accept without prior administrative office approval is {$1,000,000}. We reserve the right not to accept any Purchase Payment.

Allocation of Purchase Payments—We allocate Net Purchase Payments according to the instructions contained in our records at the time we accept the Purchase Payment at our administrative office. Your initial allocation instructions are on the application. You may change your allocation instructions at any time by Written Notice. Allocations must be made in whole percentages.

No Default—You are not required to make any additional Purchase Payments.

SALES CHARGE

Sales Charge—On the date we accept a Purchase Payment, we will deduct a sales charge, and any applicable premium taxes, before applying the Net Purchase Payment to the Allocation Options you selected. The sales charge is determined by multiplying the amount of the Purchase Payment by the applicable sales charge percentage from the table on your Certificate. The sales charge percentage is determined based on the sum of:

  (1)
  the current Purchase Payment accepted; plus

  (2)
  all previous Purchase Payments accepted under the Certificate.

Letter of Intent—You may include a letter of intent with your initial Purchase Payment. The letter of intent states you will make additional Purchase Payments in an agreed aggregate amount within a specified time period, in exchange for an immediate, specified reduction in the sales charge percentage. The letter of intent must be in a form acceptable to us. If, at the end of the time period stated in your letter of intent, we have not received the agreed aggregate Purchase Payments, we will collect an amount equal to the difference between the total sales charges actually paid and the total sales charges that would have been payable based upon the Purchase Payments we received.

VARIABLE ACCOUNT

General Description—The variable benefits under the Contract are provided through the Protective Variable Annuity Separate Account, which is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. We own the assets in the Variable Account. The portion of the assets of the Variable Account equal to the reserves and other contract liabilities with respect to the Variable Account are not chargeable with the liabilities arising out of any other business we may conduct. The income, gains and losses, both realized and unrealized, from the assets of the Variable Account shall be credited to or charged against the Variable Account without regard to any other income, gains or losses of the Company. We have the right to transfer to our general account any assets of the Variable Account that are in excess of such reserves and other liabilities.

Sub-Accounts of the Variable Account—The Variable Account is divided into a series of Sub-Accounts. The Sub-Accounts available on the Effective Date are listed on the Certificate. Each Sub-Account invests in shares of a corresponding Fund. The income, dividends, and gains, if any, distributed from the shares of a Fund will be reinvested by purchasing additional shares of that Fund at its net asset value.

When permitted by law, we may:

  (1)
  create new variable accounts;

  (2)
  combine variable accounts, including the Variable Account;

  (3)
  add new Sub-Accounts to, or remove existing Sub-Accounts from the Variable Account, or combine Sub-Accounts;

  (4)
  make new Sub-Accounts or other Sub-Accounts available to such classes of the Contracts as we may determine;

  (5)
  add new Funds, or remove existing Funds;

  (6)
  substitute a different Fund for any existing Fund if shares of a Fund are no longer available for investment, or if we determine that investment in a Fund is no longer appropriate in light of the purposes of the Variable Account;

  (7)
  deregister the Variable Account under the Investment Company Act of 1940 if such registration is no longer required;

  (8)
  operate the Variable Account as a management investment company under the Investment Company Act of 1940 or as any other form permitted by law; and

  (9)
  make any changes to the Variable Account or its operations as may be required by the Investment Company Act of 1940 or other applicable law or regulations.

The values and benefits of this Contract provided by the Variable Account depend on the investment performance of the Funds in which the Sub-Accounts invest. We do not guarantee the investment performance of the Funds. You bear the full investment risk for amounts allocated or transferred to the Sub-Accounts.

We reserve the right to deduct taxes attributable to the operation of the Variable Account.

Variable Account Value—At any time prior to the Annuity Commencement Date, the Variable Account value is equal to:

  (1)
  Net Purchase Payments allocated to the Variable Account; plus

  (2)
  other amounts applied to the Variable Account; plus or minus

  (3)
  investment performance; minus

  (4)
  the amount of any surrenders removed from the Variable Account; minus

  (5)
  other charges, fees and premium tax deducted from the Variable Account.

The Variable Account value equals the total of the Sub-Account values.

Amounts allocated to the Variable Account are used to purchase Accumulation Units of one or more Sub-Accounts. To calculate the value of a Sub-Account, we multiply the number of Accumulation Units attributable to each Sub-Account by the Accumulation Unit value for that Sub-Account as of the Valuation Period for which the value is being determined.

Events that will result in the cancellation of an appropriate number of Accumulation Units of a Sub-Account include, but are not limited to:

  (1)
  transfers from a Sub-Account;

  (2)
  a full or partial surrender;

  (3)
  payment of the death benefit;

  (4)
  annuitization;

  (5)
  deduction of charges, fees or premium taxes.

Accumulation Units will be canceled as of the end of the Valuation Period during which the transaction occurs.

Accumulation Unit Values—The Accumulation Unit value for each Sub-Account on any Valuation Day is determined by multiplying the Accumulation Unit value on the prior Valuation Day by the net investment factor for the Valuation Period. The net investment factor is used to measure the investment performance of a Sub-Account from one Valuation Period to the next. A net investment factor is determined for each Sub-Account for each Valuation Period. The net investment factor may be greater or less than one, so the value of an Accumulation Unit can increase or decrease.

The net investment factor for any Sub-Account for any Valuation Period is determined by dividing (1) by (2) and subtracting (3), where:

  (1)
  is the result of:

  a.
  the net asset value per share of the Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

  b.
  the per share amount of any dividend or capital gain distributions made by the Funds held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period.

  (2)
  is the net asset value per share of the Fund held in the Sub-Account, determined at the end of the most recent prior Valuation Period.

  (3)
  is a factor representing the mortality and expense risk charge and the administration charge for the number of days in the Valuation Period and a charge or credit for any taxes attributed to the investment operations of the Sub-Account, as determined by the Company.

TRANSFERS

Transfers—Prior to the Annuity Commencement Date, you may instruct us to transfer amounts among the Allocation Options. You must transfer at least $100 or, if less, the entire amount in the Allocation Option each time you make a transfer. If after the transfer the amount remaining in any of the Allocation Options from which the transfer was made is less than $100, we may transfer the entire amount instead of the requested amount. We may also limit the number of transfers to no more than 12 per year. For each additional transfer over 12 during each Contract Year, we may charge the transfer fee shown on the Certificate. The transfer fee, if any, will be deducted from the amount being transferred. We will not honor transfer requests when the transfer would be detrimental to any Fund, other Owners or the Variable Account.

Dollar Cost Averaging—Prior to the Annuity Commencement Date, you may instruct us by Written Notice to systematically and automatically transfer, on a monthly or quarterly basis, amounts from a Sub-Account into one or more different Sub-Accounts, except no dollar cost averaging transfers may be made into the {OppenheimerFunds Money} Sub-Account. Dollar cost averaging transfers can be made on the 1st through the 28th day of a month. We will continue dollar cost averaging transfers until the earlier of:

  (1)
  the value of the Sub-Account from which the transfers are being made is $0; or

  (2)
  you instruct us by Written Notice to discontinue the transfers.

Transfers made to facilitate dollar cost averaging will not count against the12 transfers allowed each Contract Year.

SURRENDERS

Full and Partial Surrenders—You may fully surrender your Certificate any time prior to the Annuity Commencement Date. You may request a partial surrender prior to the Annuity Commencement Date provided the Contract Value remaining after the partial surrender is at least {$5,000} for non-qualified Contracts or {$2,000} for qualified Contracts. The amount we pay upon a full or partial surrender is equal to the Contract Value surrendered minus any applicable fees and premium taxes. We will make partial surrenders pro-rata from the Allocation Options

Suspension or Delay in Payment of Surrender—The Company may suspend or delay the date of payment of a partial or full surrender from the Variable Account value for any period:

  (1)
  when the New York Stock Exchange is closed; or

  (2)
  when trading on the New York Stock Exchange is restricted; or

  (3)
  when an emergency exists (as determined by the Securities and Exchange Commission) as a result of which:

  a.
  the disposal of securities in the Variable Account is not reasonably practical; or

  b.
  it is not reasonably practical to determine fairly the value of the net assets of the Variable Account; or

  (4)
  when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

DEATH BENEFIT

Death of an Owner—If an Owner dies before the Annuity Commencement Date and while this Contract is in force, we will pay the death benefit to the Beneficiary. If an Owner dies on or after the Annuity Commencement Date, the Beneficiary will become the new Owner and remaining payments must be distributed at least as rapidly as under the Annuity Option in effect at the time of the Owner's death.

Death of the Annuitant—If the Annuitant is not an Owner and dies prior to the Annuity Commencement Date, Owner 1 will become the new Annuitant unless you designate otherwise. If any Owner is not an individual, we will treat the death of the Annuitant as a death of an Owner.

Death Benefit—The death benefit is the Contract Value as of the end of the Valuation Period during which we receive due proof of death. Only one death benefit is payable under this Contract, even though the Contract may, in some circumstances, continue beyond an Owner's death.

Payment of the Death Benefit—The death benefit may be taken in one sum immediately and the Contract will terminate. If the death benefit is not taken in one sum immediately, the entire interest in the Contract must be distributed under one of the following options:

  (1)
  the entire interest must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one year of the deceased Owner's death; or,

  (2)
  the entire interest must be distributed within 5 years of the deceased Owner's death.

If the Beneficiary is the deceased Owner's spouse, the surviving spouse may elect, in lieu of receiving the death benefit, to continue the Contract and become the new Owner provided the deceased Owner's spouse meets all the requirements in the "Change of Owner" provision. The surviving spouse may then select a new Beneficiary. Upon the surviving spouse's death, the Beneficiary may take the death benefit in one sum immediately and the Contract will terminate. If not taken in one sum immediately, the death benefit must be distributed to the Beneficiary according to either paragraph (1) or (2), above.

If there is more than one Beneficiary, the foregoing provisions apply to each Beneficiary individually.

The death benefit provisions of this Contract shall be interpreted to comply with the requirements of §72(s) of the Internal Revenue Code. We will endorse this Contract as necessary to conform to regulatory requirements. We will obtain all necessary regulatory approvals and will send you a copy of the endorsement.

Suspension of Payment—Payment of the death benefit may be suspended or delayed under the circumstances described in the "Suspension or Delay in Payment of Surrender" provision.

ANNUITIZATION

Annuity Commencement Date—On the Effective Date, the Annuity Commencement Date is the oldest Owner's or Annuitant's {95th} birthday and is shown on the Certificate. The Owner may change the Annuity Commencement Date by Written Notice. The proposed Annuity Commencement Date must be at least 30 days beyond the date the request is received by the Company, and at least {3} years after the last Purchase Payment. You may not select an Annuity Commencement Date that occurs after the oldest Owner or Annuitant attains Age {95}.

On the Annuity Commencement Date, we apply the Contract Value, less any applicable premium tax, to the Annuity Option you select and establish annuity income payments.

Annuity Income Payments—You may elect to receive fixed income payments, variable income payments, or a combination of both using the same Annuity Option and certain period.

Fixed Income Payments—Fixed income payments are periodic payments from the Company to the designated Payee, the amount of which is fixed and guaranteed by the Company. Fixed income payments are not in any way dependent upon the investment experience of the Variable Account.

Variable Income Payments—Variable income payments are periodic payments from the Company to the designated Payee, the amount of which varies from one payment to the next as a reflection of the net investment experience of the Sub-Account(s) you select to support the payments.

Using an Assumed Investment Return of 5%, we determine the dollar value of a variable income payment as of the Annuity Commencement Date. However, no payment is actually made on that date. We then allocate that dollar amount among the Sub-Accounts you selected to support your variable income payments. Based on the Annuity Unit values of the selected Sub-Accounts on that date, we determine the number of Annuity Units attributable to each Sub-Account. The number of

Annuity Units attributable to each Sub-Account remains constant unless there is a transfer of Annuity Units between Sub-Accounts.

To calculate the amount of each variable income payment, we multiply the number of Annuity Units attributable to each Sub-Account by the Annuity Unit value for that Sub-Account as of the Valuation Period on which the payment is being determined. We then total results of these calculations for each Sub-Account.

Annuity Unit Values—The Annuity Unit value of each Sub-Account for any Valuation Period is equal to (1) multiplied by (2) divided by (3) where:

  (1)
  is the net investment factor for the Valuation Period for which the Annuity Unit value is being calculated using the mortality and expense risk charge and the administration charge shown on the Certificate.

  (2)
  is the Annuity Unit value for the preceding Valuation Period: and

  (3)
  is a daily Assumed Investment Return factor adjusted for the number of days in the Valuation Period.

You may transfer Annuity Units between Sub-Accounts. This is done by converting Annuity Units of a Sub-Account into a dollar amount using the Annuity Unit value for that Sub-Account on the Valuation Period during which the transfer occurs and reconverting that dollar amount into the appropriate number of Annuity Units of another Sub-Account using its Annuity Unit value for the same Valuation Period. Thus, on the date of the transfer, the dollar amount of the portion of a variable income payment generated from the Annuity Units of either Sub-Account would be the same. For variable income payments, only one transfer between Sub-Accounts is allowed in any calendar month.

Transfers involving fixed income payments are not allowed.

Selection of Annuity Option—You may select an Annuity Option, or change your selection by Written Notice received by the Company not later than 30 days before the Annuity Commencement Date. If you have not selected an Annuity Option within 30 days of the Annuity Commencement Date, we will apply your Contract Value to fixed income payments under Option B—Life Income with Payments for a 10 Year Certain Period.

Annuity Options—You may select from among the following Annuity Options:

OPTION A—PAYMENTS FOR A CERTAIN PERIOD: We will make income payments for the period you select from among those available at the time you make your selection. Payments under this Annuity Option do not depend on the life of an Annuitant. Fixed income payments under Option A may not be surrendered, but you may surrender variable income payments under Option A.

OPTION B—LIFE INCOME WITH OR WITHOUT A CERTAIN PERIOD: Payments are based on the life of an Annuitant. We reserve the right to demand proof that the Annuitant(s) is living prior to making any income payment. If you include a certain period, we will make payments for the lifetime of the Annuitant, with payments guaranteed for the certain period you select. Payments stop at the end of the selected certain period or when the Annuitant(s) dies, whichever is later. If no certain period is selected, payments will stop upon the death of the Annuitant(s) no matter how few or how many payments have been made. Neither fixed nor variable income payments under Option B may be surrendered.

ADDITIONAL OPTION: The Contract Value, less applicable premium taxes, may be used to purchase any annuity we offer on the date this option is elected.

Minimum Amounts—If your Contract Value is less than {$5,000} on the Annuity Commencement Date, we reserve the right to pay the Contract Value in one lump sum. If at any time your annuity income payments are less than the minimum payment amount according to the Company's rules then in effect, we reserve the right to change the frequency of your income payments to an interval that will result in a payment amount at least equal to the minimum.

Guaranteed Purchase Rates—The guaranteed interest basis for fixed income payments, which is not applicable to variable income payments, is {1.5%}. The mortality basis is the {Annuity 2000 Mortality Table projected {4} years using the annual projection factors associated with the 1983 Individual Annuitant Mortality Table. One year will be deducted from the attained age of the Annuitant for every 3 completed years beyond the year 2004}. Upon request, we will furnish you the guaranteed purchase rates for ages and periods not shown below. Annuity benefits available on the Annuity Commencement Date will not be less than those provided by the application of an equivalent amount to the purchase of a single premium immediate annuity contract offered by us on the Annuity Commencement Date to the same class of Annuitants for the same Annuity Option.

Group Flexible Premium Deferred {Fixed and} Variable Annuity Contract
Non-Participating

FIXED ANNUITY TABLES

These tables illustrate the minimum fixed monthly annuity payments rates for each $1,000 applied.

OPTION A TABLE	OPTION B TABLE
Payments for a Certain Period	Life Income with or without a Certain Period
					Life with 10 Year Certain Period
			Life Only
	Monthly Payment	Age of Annuitant
Years			Male	Female	Male	Female
5	17.28	60	3.82	3.44	3.76	3.41
10	8.96	65	4.47	3.98	4.34	3.92
15	6.20	70	5.37	4.74	5.08	4.60
20	4.81	75	6.62	5.84	5.95	5.48
25	3.99	80	8.37	7.48	6.90	6.52
30	3.44	85	10.85	9.94	7.76	7.54
		90	14.29	13.49	8.40	8.28
		95	18.93	18.03	8.78	8.73

VARIABLE ANNUITY TABLES

Payments will vary based on the investment experience of the Variable Account relative to the interest assumption of 5% and could be more or less than the payments shown.

OPTION A TABLE	OPTION B TABLE
Payments for a Certain Period	Life Income with or without a Certain Period
					Life with 10 Year Certain Period
			Life Only
	Monthly Payment	Age of Annuitant
Years			Male	Female	Male	Female
5	17.76	60	5.56	5.19	5.46	5.13
10	9.96	65	6.18	5.68	5.98	5.58
15	7.41	70	7.05	6.39	6.63	6.18
20	6.17	75	8.26	7.46	7.39	6.96
25	5.46	80	9.98	9.06	8.21	7.87
30	5.00	85	12.39	11.47	8.94	8.75
		90	15.71	14.94	9.47	9.38
		95	20.13	19.30	9.80	9.75